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                                                                EXHIBIT 10.01


                                 AMENDMENT N0. 1

                                       TO

                        SPECIAL EXECUTIVE RETIREMENT PLAN

                            FOR LEONARD D. SCHAEFFER



     The Special Executive Retirement Plan ("PLAN"), formerly known as the Excess Benefit Plan for Leonard D. Schaeffer ("Executive"), as amended and restated effective February 10, 1999, is hereby amended effective May 24, 2000 as follows:



     1. The first sentence of Section 2(b)(i), defining "Base Amount," shall be amended to read in full as follows:

     "Subject to Section 2(c) below, the Base Amount will be eighty percent (80%) of Executive's Targeted Annual Compensation."

     2. Section 2 shall be amended to add a new subsection (c) at the end thereof, to read in full as follows:

     "(c) NON-COMPETITION. If Executive at any time, without the prior written approval of the Compensation Committee of the Board of Directors of the Company or its successor, engages, directly or indirectly (including, but not limited to, as a director, principal, partner, venturer, employee, consultant or agent), or has any direct or indirect interest, in any business competitive with that being carried on by the Company or its successor or a parent or affiliate or subsidiary of either ("WellPoint Companies") at the time of Executive's termination of employment in any area of the world where any of the WellPoint Companies carries on such business, any benefit payment made under the Plan after Executive first so engages, or acquires an interest, in such business shall be computed as if the percentage set forth in the first sentence of
Section 2(b)(i) were sixty-six and two thirds percent (66 2/3%) rather than eighty percent (80%). Included within the meaning of an indirect interest for purposes of this section 2(c) is, by way of example only, an interest in a trust, corporation, venture or partnership, which, in turn, owns an interest in any such business, or an interest in any such business through a nominee, agent, option or other device. However, nothing in this section 2(c) will prevent Executive from serving on boards of companies for which he serves as a director as of the date hereof or from owning an interest in a mutual fund or an interest of one percent (1%) or less of the outstanding equity interest of a corporation whose stock is listed on a national stock market. If any of the provisions of this section 2(c) would contravene or be invalid under any applicable law, such contravention or invalidity shall not invalidate all of the provisions of this section 2(c), but rather this section 2(c) shall be construed insofar as such law is concerned as not containing the particular provision or provisions

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held to be invalid under such law and the rights and obligations shall be construed and enforced accordingly.

     3. Except as expressly amended hereby, the terms of the Plan shall continue in full force and effect.




                                       Agreed to as of the date set forth above.

                                       WellPoint Health Networks Inc.




                                       By: /s/ JULIE A. HILL
                                          -------------------------------------
                                           Chair, Compensation Committee




Agreed to as of the date set forth above.


/s/ LEONARD D. SCHAEFFER
------------------------------------
Leonard D. Schaeffer




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